Exhibit 99.1

[Report of Pustorino, Puglisi & Co., LLP]

[On Pustorino, Puglisi & Co., LLP Letterhead]

INDEPENDENT ACCOUNTANT’S REPORT
ON APPLYING AGREED-UPON PROCEDURES

MS Structured Asset Corp.
1585 Broadway
New York, NY 10036

With respect to the “Structured Asset Trust Unit Repackagings 2003-15” (SATURNS Trust 2003-15) we have performed the procedures listed below, which were agreed to by MS Structured Asset Corp. (the “Depositor”) solely to assist the Depositor in evaluating the Trustee’s (Bank of America National Association) assertions that the administration of the Trust Property of SATURNS Trust 2003-15 (the “Trust”) was conducted in accordance with the terms of the Trust Agreement relating thereto for the year ended December 31, 2010.  This agreed-upon procedures engagement was performed in accordance with attestation standards established by the American Institute of Certified Public Accountants.  The sufficiency of these procedures is solely the responsibility of the specified user of this report, the Depositor.  Consequently, we make no representation regarding the sufficiency of the procedures described below either for the purpose for which this report has been requested or for any other purpose.

Pursuant to the foregoing, for SATURNS Trust 2003-15, we:

1.	Calculated the semi-annual interest payment, on the underlying security as defined in the prospectus.

2.	Verified that interest payments on the underlying security were received on the scheduled date for payment thereof.

3.	Calculated the semi-annual interest distributions and principal distributions, if any, on the Class A and Class B units.

4.	Verified that distributions on Class A and Class B units were made on the scheduled dates for distribution thereof.

5.	Verified Trust property amounts and balances.

6.
Verified that the amounts of any units redeemed, upon receipt of redemption payments or notices of exercise of warrants, matched amounts of the relevant redemptions and warrant exercise amounts notified to the Trustee.

7.
Verified that the proceeds of redemptions, exercise of warrants and liquidation of underlying securities following any underlying security default were applied within the time and in the manner provided in the Trust Agreement.

8.	Verified that reports on Form 8-K were filed by the Trustee with the Securities and Exchange Commission on or before the fifteenth day following each payment date for the Class A and Class B units.

We were not engaged to, and did not, perform an examination, the objective of which would be the expression of an opinion on the Trustee’s assertions.  Accordingly, we do not express such an opinion.  Had we performed additional procedures, other matters might have come to our attention that would have been reported to you.

We are independent public accountants with respect to the Trustee and the Trust, as defined under the Code of Professional Ethics of the American Institute of Certified Public Accountants.

This report is intended solely for the use of the Depositor and should not be used by those who have not agreed to the procedures and taken responsibility for the sufficiency of the procedures for their purposes.  However, this report is a matter of public record as a result of being included as an exhibit to the annual report on Form 10-K prepared by MS Structured Asset Corp. and filed with the Securities and Exchange Commission on behalf of SATURNS Trust 2003-15, and its distribution is not limited.

Pustorino, Puglisi & Co., LLP
New York, New York
March 14, 2011

[On MS Structured Asset Corp. Letterhead]

Pustorino, Puglisi & Co., LLP
488 Madison Avenue
New York, NY 10022

Gentlemen:

In connection with your engagement to apply the agreed-upon procedures, as listed in your engagement letters dated November 18, 2009 and your reports as the date of this letter for the Trusts listed below:

SATURNS 2003-15	SATURNS 2004-6
SATURNS CBT Series 2003-1	SATURNS 2005-1
TILES Series 2005-1	SATURNS 2005-2
SATURNS 2004-2	SATURNS 2005-3
SATURNS 2004-4

We confirm, to the best of our knowledge and belief, the following representations made to you during your engagement:

1.
We are responsible for the formulation of the assertion that the administration of the Trusts listed above was conducted in accordance with the terms of the individual Trust Agreements relating thereto for the year ended December 31, 2010.

2.	There have been no fraudulent or other illegal acts that would have a material effect on the assertion.

3.	We have disclosed to you all known matters contradicting the assertion.

4.
There have been no communications from internal auditors and other independent practitioners or consultants relating to the assertions including communications received between December 31, 2010 and the date of this letter.

5.	We have made available to you all information that we believe is relevant to the assertion.

6.	We have responded fully to all inquiries made to us by you during the engagement.

7.	No events have occurred subsequent to December 31, 2010 that would require adjustment to or modification of the assertions.

8.
Your report is intended solely for the use of MS Structured Asset Corp. (the Depositor) and should not be used by those who have not agreed to the procedures and taken responsibility for the sufficiency of the procedures for their purposes.  We intend for the applicable reports to be a matter of public record as a result of their being included as an exhibit to the annual report on Form 10-K prepared by MS Structured Assets Corp. and filed with the Securities and Exchange Commission on behalf of the corresponding trusts.

9.	No events have occurred through the date of this letter that would require adjustment to or modification of the assertion.

10.	No events have occurred subsequent to the statement of financial position date and through the date of this letter that would require adjustment to, or disclosure in, the financial statements.

/s/ In-Young Chase
Signature

Authorized Signatory
Title

March 14, 2011
Date